NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER 2012

SEATTLE, WA, November 5, 2012 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its third quarter 2012 results.

Operating Summary for Third Quarter 2012 Compared to Third Quarter 2011

•	Community and management fee revenue increased $5.9 million, or 1.8%, to $329.2 million
•	Adjusted EBITDAR increased $1.8 million, or 2.0%, to $92.2 million
•	CFFO per share, as adjusted, increased to $0.40 from $0.37
•	Same community average monthly revenue per occupied unit increased 1.9% to $4,179
•	Same community average occupancy increased 30 basis points to 87.4%

Granger Cobb, President and Chief Executive Officer commented, “This has been an exciting few months.  As we expected and communicated earlier in the year, we have started to experience positive movement in both occupancy and rate.  In addition, we secured a significant initial return on the recently announced transaction that will consolidate 142 previously managed communities, and an ongoing return over time as we operate those communities under lease agreements.  Finally, we have enhanced our senior living service capabilities and synergies by expanding into the home health care business with the acquisition of Nurse on Call.”

2012 Third Quarter Consolidated Results

Total revenue in the third quarter of 2012 increased 1.8% to $381.1 million compared to the third quarter of 2011.  Excluding the impact of reimbursed costs incurred on behalf of managed communities, community and management fee revenues increased $5.9 million, or 1.8%, to $329.2 million.  The increase consisted of $6.8 million from improved rate and occupancy in our same community portfolio, partially offset by reductions resulting from community dispositions.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 3.3% to $4,198 in the third quarter of 2012 from $4,065 in the third quarter of 2011.  In the third quarter of 2012, total average occupancy for the consolidated portfolio increased 60 basis points to 87.1% compared to 86.5% in the third quarter of 2011. The increase was due to improved occupancy in the same community portfolio as well as dispositions of lower-occupancy communities.

Community operating expenses decreased $6.5 million to $216.9 million in the third quarter of 2012 compared to $223.4 million in the 2011 period.  The improvement was primarily due to an $8.5 million expense recorded in the 2011 period to increase the Company’s self-insurance reserves for prior years’ claims exposure, as well as reductions resulting from community dispositions.  The overall expense decrease was partially offset by community operating expenses in the same community portfolio, which increased 2.5%, or $4.9 million.

Community operating income increased $12.1 million, or 12.8%, to $106.9 million in the third quarter of 2012 from $94.8 million in the third quarter of 2011.  Community operating margin was 33.0% in the third quarter, compared to 29.8% in the prior-year period.  Excluding the 2011 self-insurance adjustment referred to above, community operating income increased $3.5 million, or 3.4%, and community operating margin improved to

33.0%, compared to 32.5% in the third quarter of 2011. These increases are the result of improved occupancy and rate, combined with effective expense controls.

Excluding noncash stock-based compensation expenses, general and administrative expenses as a percent of total operated community revenue (which includes revenues of managed communities but excludes reimbursed costs of managed communities) was 4.7% in the third quarter of 2012, compared to 4.6% in the third quarter of 2011.

For the third quarter of 2012, Adjusted EBITDAR increased $1.8 million, or 2.0%, to $92.2 million, with the increase primarily driven by the increase in community operating income.  Cash from facility operations (CFFO), as adjusted, increased to $17.9 million, or $0.40 per share, compared to $16.4 million, or $0.37 per share, in the third quarter of 2011.

2012 Third Quarter Same Community Results

As of September 30, 2012, the consolidated Emeritus portfolio consisted of 323 communities, of which 293 communities are included in the Company’s definition of same communities.  Total same community revenue increased $6.8 million to $294.8 million in the third quarter of 2012, due to rate and occupancy improvements.  Average monthly revenue per occupied unit increased 1.9% to $4,179 in the third quarter of 2012 compared to $4,100 in the corresponding period in 2011.  Average occupancy trended up throughout the quarter and increased 80 basis points sequentially from the second quarter of 2012.  Average occupancy increased 30 basis points to 87.4% in the third quarter of 2012 from 87.1% in the prior-year period.

The Company’s same community operating expenses increased $4.9 million, or 2.5%, to $196.4 million in the third quarter of 2012 compared to $191.6 million in the prior-year period.

Same community operating income increased by $1.9 million to $98.3 million in the third quarter of 2012, and same community operating income margin was 33.4% as compared to 33.5% in the third quarter of 2011.

Recent Developments

On October 16, 2012, the Company announced that it had entered into definitive agreements with HCP, Inc. (“HCP”) and affiliates of Blackstone Real Estate Partners VI (“Blackstone”), under which HCP and Emeritus will acquire a total of 142 senior housing communities (the “Communities”), representing approximately 11,350 units owned by a joint venture comprised of Emeritus, Blackstone, certain former tenants-in-common, and an investment fund affiliated with Dan Baty, the Company’s Chairman (the “Blackstone JV”).  Emeritus owns approximately a 6% interest in the Blackstone JV and has been operating the Communities since 2010 under management agreements for a fee equal to 5% of collected revenues.

Upon consummation of the transaction, HCP will acquire 133 of the Communities for an aggregate purchase price of $1.7 billion, consisting of cash and the assumption of existing debt.  Emeritus will receive cash of approximately $140 million, comprised of approximately $40 million for the Company’s interest in the Blackstone JV and an incentive payment of approximately $100 million based on the final rate of return to the Blackstone JV’s investors.  On October 31, 2012, HCP closed on the acquisition of 127 of the 133 Communities and, as part of the transaction, Emeritus also acquired nine Communities for $62.0 million, of which $10.0 million was paid in cash and $52.0 million was financed with a four-year loan from HCP with an initial interest rate of 6.1%.  The closing of the remaining six Communities is expected to be completed in the fourth quarter of 2012.

After completing the transaction, Emeritus will continue to operate the 133 Communities purchased by HCP under long-term triple-net master leases (collectively, the “HCP Lease”).  Rent in the first year of the HCP Lease will amount to $105.5 million and will increase each year in the manner specified in the lease.  Emeritus has committed to make $30 million in capital improvements with respect to these Communities and such expenditures are expected to be made within the first two years of closing the transaction.

On November 1, 2012, the Company announced that it has entered into an agreement to purchase Nurse on Call, Inc. (“NOC”), the largest Medicare-licensed home health care provider in Florida and one of the largest such providers in the United States.  Emeritus will pay $102 million in cash for 91% of the equity of NOC’s parent company, and the remaining equity will be owned by certain members of NOC’s management team.  The Company will fund the purchase primarily from net proceeds realized from the sale of the Blackstone JV Communities.  Final closing of this transaction is subject to customary closing conditions for an acquisition of this nature and is expected to be completed in the fourth quarter of 2012

2012 Guidance Update

The Company provides guidance for the Company’s existing portfolio and excludes future acquisitions and dispositions.

The Company’s guidance for 2012 is as follows:

•	Community and management fee revenue in the range of $1.35 billion to $1.37 billion
•	Routine capital expenditures in the range of $23.0 million to $25.0 million
•	General and administrative expenses as a percent of total operated revenue of approximately 4.8%, excluding non-cash stock-based compensation expenses
•	CFFO, as adjusted, in the range of $1.65 to $1.75 per share, excluding expenses for significant transactions

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, November 5, 2012, at 5:00 P.M. Eastern Time to discuss its financial results for the third quarter of 2012.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “Investors” section.  The conference call can also be accessed by dialing (877) 705-6003, or for international participants (201) 493-6725.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Monday, November 5, 2012, until midnight Eastern Time on Monday, November 12, 2012.  The dial-in numbers for the replay are (877) 870-5176 or, for international participants, (858) 384-5517.  To access the telephonic replay, enter the conference ID 402797.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry.  The Company strongly urges you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.  The Company defines Adjusted EBITDA/EBITDAR and CFFO and provides other information about these non-GAAP measures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed with the Securities and Exchange Commission.

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three and nine months ended September 30, 2012 and 2011 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net loss	$(16,402)	$(43,705)	$(57,550)	$(44,287)
Depreciation and amortization	32,461	32,540	98,024	90,065
Interest income	(101)	(121)	(303)	(355)
Interest expense	38,451	41,605	116,083	115,844
Net equity losses for unconsolidated joint ventures	28	817	500	1,252
Provision for income taxes	324	82	920	657
Loss from discontinued operations	2,698	17,258	7,705	17,655
Amortization of above/below market rents	1,612	1,845	4,990	5,778
Amortization of deferred gains	(249)	(279)	(782)	(851)
Stock-based compensation	2,640	2,173	8,319	6,882
Change in fair value of derivative financial instruments	174	(1,527)	919	(2,036)
Deferred revenue	(305)	1,145	(755)	2,285
Deferred straight-line rent	923	2,197	3,221	7,129
Contract buyout costs	–	–	–	6,256
Impairment of long-lived assets	–	–	2,135	–
Gain on sale of investments	–	–	–	(1,569)
Acquisition gain	–	–	–	(42,110)
Acquisition, development, and financing expenses	1,339	828	2,772	3,298
Self-insurance reserve adjustments	190	8,605	2,436	11,778
Adjusted EBITDA	63,783	63,463	188,634	177,671
Community lease expense, net	28,425	26,972	84,936	80,305
Adjusted EBITDAR	$92,208	$90,435	$273,570	$257,976

The following table shows the reconciliation of net cash provided by operating activities to CFFO, and CFFO as adjusted for self-insurance reserves relating to prior years (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net cash provided by operating activities	$42,105	$46,283	$110,621	$63,753
Changes in operating assets and liabilities, net	(14,467)	(30,025)	(31,740)	(10,232)
Contract buyout costs	–	–	–	6,256
Repayment of capital lease and financing obligations	(4,373)	(3,558)	(12,450)	(10,456)
Recurring capital expenditures	(6,471)	(5,000)	(14,644)	(13,632)
Distributions from unconsolidated joint ventures	929	113	1,016	1,464
Cash From Facility Operations	17,723	7,813	52,803	37,153
Self-insurance reserve adjustments, prior years	190	8,605	2,436	11,778
Cash From Facility Operations, as adjusted	$17,913	$16,418	$55,239	$48,931

CFFO per share	$0.40	$0.18	$1.18	$0.84
CFFO per share, as adjusted	0.40	0.37	1.24	1.11

Recurring capital expenditures are actual costs incurred to maintain the Company’s communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, to be filed with the SEC, or visit the Company’s web site at www.emeritus.com to obtain copies.

About Emeritus Corporation

Emeritus Corporation is the nation’s largest assisted living and memory care provider with capacity to serve nearly 50,000 residents.  More than 28,000 employees support more than 470 communities throughout 44 states coast to coast.  Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process.  Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.emeritus.com, which also offers details on the organization’s services.  Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the satisfaction of the conditions to the closing of the transactions, including obtaining and maintaining required regulatory approvals; the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase and sale agreement; the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
 (In thousands, except share data)

ASSETS

	September 30,	December 31,
	2012	2011
Current Assets:
Cash and cash equivalents	$97,353	$43,670
Short-term investments	4,668	3,585
Trade accounts receivable, net of allowance of $4,269 and $2,294	24,883	26,195
Other receivables	22,401	16,117
Tax, insurance, and maintenance escrows	25,321	20,501
Prepaid insurance expense	31,357	36,020
Deferred tax asset	20,708	19,934
Other prepaid expenses and current assets	7,467	8,140
Total current assets	234,158	174,162
Investments in unconsolidated joint ventures	14,819	15,428
Property and equipment, net of accumulated depreciation of $494,221 and $407,952	2,278,095	2,355,425
Restricted deposits	18,619	16,427
Goodwill	118,232	118,725
Other intangible assets, net of accumulated amortization of $60,617 and $48,722	87,319	100,873
Other assets, net	25,765	29,288
Total assets	$2,777,007	$2,810,328

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$57,586	$74,175
Current portion of capital lease and financing obligations	23,348	17,004
Trade accounts payable	22,569	7,959
Accrued employee compensation and benefits	79,234	70,936
Accrued interest	8,046	9,061
Accrued real estate taxes	16,196	11,791
Accrued professional and general liability	41,323	24,525
Other accrued expenses	23,875	19,477
Deferred revenue	14,760	16,348
Unearned rental income	19,288	22,965
Total current liabilities	306,225	274,241
Long-term debt obligations, less current portion	1,509,763	1,528,710
Capital lease and financing obligations, less current portion	617,743	619,088
Deferred gain on sale of communities	4,007	4,789
Deferred straight-line rent	63,361	61,481
Other long-term liabilities	40,787	39,283
Total liabilities	2,541,886	2,527,592
Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $0.0001 par value. Authorized 20,000,000 shares, none issued	–	–
Common stock, $0.0001 par value. Authorized 100,000,000 shares, issued and
outstanding 45,137,207 and 44,989,861 shares	4	4
Additional paid-in capital	832,280	822,345
Accumulated deficit	(600,601)	(543,249)
Total Emeritus Corporation shareholders' equity	231,683	279,100
Noncontrolling interest-related party	3,438	3,636
Total shareholders' equity	235,121	282,736
Total liabilities, shareholders' equity, and noncontrolling interest	$2,777,007	$2,810,328

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Community revenue	$323,874	$318,237	$960,425	$914,679
Management fees	5,293	5,000	15,490	15,946
Community and management fee revenue	329,167	323,237	975,915	930,625
Reimbursed costs incurred on behalf of managed communities	51,953	51,020	154,598	165,623
Total operating revenues	381,120	374,257	1,130,513	1,096,248

Expenses:
Community operations	216,943	223,423	643,987	627,812
General and administrative	23,082	21,671	69,492	66,605
Transaction costs	1,292	492	2,480	9,085
Impairments of long-lived assets	–	–	2,135	–
Depreciation and amortization	32,461	32,540	98,024	90,065
Community leases	30,960	31,014	93,147	93,212
Costs incurred on behalf of managed communities	51,953	51,020	154,598	165,623
Total operating expenses	356,691	360,160	1,063,863	1,052,402
Operating income from continuing operations	24,429	14,097	66,650	43,846

Other income (expense):
Interest income	101	121	303	355
Interest expense	(38,451)	(41,605)	(116,083)	(115,844)
Change in fair value of derivative financial instruments	(174)	1,527	(919)	2,036
Net equity losses for unconsolidated joint ventures	(28)	(817)	(500)	(1,252)
Acquisition gain	–	–	–	42,110
Other, net	743	312	1,624	2,774
Net other expense	(37,809)	(40,462)	(115,575)	(69,821)

Loss from continuing operations before income taxes	(13,380)	(26,365)	(48,925)	(25,975)
Provision for income taxes	(324)	(82)	(920)	(657)
Loss from continuing operations	(13,704)	(26,447)	(49,845)	(26,632)
Loss from discontinued operations	(2,698)	(17,258)	(7,705)	(17,655)
Net loss	(16,402)	(43,705)	(57,550)	(44,287)
Net loss attributable to the noncontrolling interests	150	97	198	315
Net loss attributable to Emeritus Corporation
common shareholders	$(16,252)	$(43,608)	$(57,352)	$(43,972)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.30)	$(0.59)	$(1.12)	$(0.59)
Discontinued operations	(0.06)	(0.39)	(0.17)	(0.40)
	$(0.36)	$(0.98)	$(1.29)	$(0.99)

Weighted average common shares outstanding	44,642	44,316	44,612	44,270

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(57,550)	$(44,287)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization	98,024	90,065
Amortization of above/below market rents	4,990	5,778
Amortization of deferred gains	(782)	(851)
Acquisition gain	–	(42,110)
Loss on early extinguishment of debt	813	–
Impairments of long-lived assets	8,430	17,497
Gain on sale of investments	–	(1,569)
Net loss on sale of assets	527	119
Amortization of loan fees	2,465	2,280
Allowance for doubtful receivables	7,883	5,839
Equity investment losses	500	1,252
Stock-based compensation	8,319	6,882
Change in fair value of derivative financial instruments	919	(2,036)
Deferred straight-line rent	3,221	7,129
Deferred revenue	(755)	2,285
Other	1,877	5,248
Change in other operating assets and liabilities	31,740	10,232
Net cash provided by operating activities	110,621	63,753

Cash flows from investing activities:
Acquisition of property and equipment	(21,621)	(23,114)
Community acquisitions, net of cash acquired	–	(180,229)
Proceeds from the sale of assets	15,565	16,339
Other assets	(376)	213
Advances from (to) affiliates and other managed communities, net	814	(1,697)
Distributions from unconsolidated joint ventures, net	173	2,680
Net cash used in investing activities	(5,445)	(185,808)

Cash flows from financing activities:
Sale of stock, net	1,693	1,756
Distribution to noncontrolling interest	–	(4,073)
Increase in restricted deposits	(2,066)	(2,432)
Debt issuance and other financing costs	(1,252)	(4,419)
Proceeds from long-term borrowings and financings	17,703	168,300
Repayment of long-term borrowings and financings	(55,121)	(75,992)
Repayment of capital lease and financing obligations	(12,450)	(10,456)
Net cash provided by (used in) financing activities	(51,493)	72,684

Net increase (decrease) in cash and cash equivalents	53,683	(49,371)
Cash and cash equivalents at the beginning of the period	43,670	110,124
Cash and cash equivalents at the end of the period	$97,353	$60,753

Emeritus Corporation
Cash Lease and Interest Expense
Three Months Ended September 30, 2012
(In thousands)

		Projected
	Actual	Range
	Q3-2012	Q4-2012
Facility lease expense - GAAP	$30,960	$30,900 – $31,100
Less:
Straight–line rents	(923)	(800) – (900)
Above/below market rents	(1,612)	(1,600) – (1,700)
Plus:
Capital lease interest	12,870	34,500 – 35,000
Capital lease principal	3,679	4,000 – 5,000
Facility lease expense – CASH	$44,974	$67,000 – $68,500

Interest expense – GAAP	$38,451	$59,000 – $60,500
Less:
Capital lease interest	(12,870)	(34,500) – (35,000)
Loan fee amortization and other	(789)	(700) – (800)
Interest expense – CASH	$24,792	$23,800 – $24,700

Depreciation – owned assets	$18,642	$17,700 – $18,200
Depreciation – capital leases	11,286	19,500 – 20,000
Amortization – intangible assets	2,533	10,000 –11,000
Total depreciation and amortization	$32,461	$47,200 – $49,200

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data:	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Average consolidated communities	333.3	332.8	328.0	327.3	325.3
Average available units	30,173	30,096	29,667	29,629	29,513
Average occupied units	26,095	26,059	25,694	25,603	25,719
Average occupancy	86.5%	86.6%	86.6%	86.4%	87.1%
Average monthly revenue per occupied unit	$4,065	$4,080	$4,124	$4,148	$4,198
Calendar days	92	92	91	91	92

Community revenues:
Community revenues	$313,711	$313,613	$312,724	$314,170	$319,556
Move-in fees	5,456	5,751	5,816	5,816	5,753
Move-in incentives	(930)	(378)	(617)	(1,358)	(1,434)
Total community revenues	$318,237	$318,986	$317,923	$318,628	323,874

Community operating expenses:
Salaries and wages - regular and overtime	$100,223	$100,884	$98,277	$98,030	$99,456
Average daily salary and wages	$1,089	$1,097	$1,080	$1,077	$1,081
Average daily wages per occupied unit	$41.75	$42.08	$42.03	$42.08	$42.03

Payroll taxes and employee benefits	$33,366	$32,347	$34,839	$33,203	$32,145
Percent of salaries and wages	33.3%	32.1%	35.4%	33.9%	32.3%

Prior year self-insurance reserve adjustments	$8,605	$4,133	$397	$1,849	$190

Utilities	$15,351	$12,586	$13,532	$12,141	$14,805
Average monthly cost per occupied unit	$196	$161	$176	$158	$192

Facility maintenance and repairs	$8,498	$8,178	$7,877	$8,427	$8,644
Average monthly cost per occupied unit	$109	$105	$102	$110	$112

All other community operating expenses	$57,380	$61,227	$58,551	$59,921	$61,703
Average monthly cost per occupied unit	$733	$783	$760	$780	$780

Total community operating expenses	$223,423	$219,355	$213,473	$213,571	$216,943

Community operating income	$94,814	$99,631	$104,450	$105,057	$106,931

Operating income margin	29.8%	31.2%	32.9%	33.0%	33.0%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)

	Q3 2011	Q4 2011	Q1 2012	Q2 2012	Q3 2012
Consolidated:
Average consolidated communities	333.3	332.8	328.0	327.3	325.3
Community revenue	$318,237	$318,986	$317,923	$318,628	$323,874
Community operating expense	223,423	219,355	213,473	213,571	216,943
Average occupancy	86.5%	86.6%	86.6%	86.4%	87.1%
Average monthly revenue per unit	$4,065	$4,080	$4,124	$4,148	$4,198
Operating income margin	29.8%	31.2%	32.9%	33.0%	33.0%

Same Community:
Average consolidated communities	293.0	293.0	293.0	293.0	293.0
Community revenue	$287,997	$287,515	$288,043	$289,454	$294,766
Community operating expense	191,582	191,974	192,130	191,016	196,432
Average occupancy	87.1%	87.2%	86.9%	86.6%	87.4%
Average monthly revenue per unit	$4,100	$4,085	$4,106	$4,139	$4,179
Operating income margin	33.5%	33.2%	33.3%	34.0%	33.4%